Exhibit 99.1

SemGroup Corporation Reports Second Quarter 2013 Results
Second Quarter Adjusted EBITDA Increased 23% Over Previous Quarter

Tulsa, OK - August 8, 2013 - SemGroup® Corporation (NYSE: SEMG) (SemGroup) today announced its financial results for the three months ended June 30, 2013.

SemGroup's adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $43.6 million for the second quarter 2013, compared to $35.5 million for the first quarter 2013 and $30.3 million for the second quarter 2012, an increase of 23% and an increase of 44%, respectively. Adjusted EBITDA, which is a non-GAAP measure, is reconciled to net income below.

"SemGroup's second quarter offered solid results, as we continue to execute on our long-term strategic growth plans, focused on infrastructure demands in the mid-continent,” said Norm Szydlowski, president and chief executive officer of SemGroup. “We have added meaningfully to our portfolio of announced organic growth projects such as the expansion of White Cliffs Pipeline and acquisitions including the one we recently closed to acquire gas gathering and processing assets in the Mississippi Lime play. These investments will increase our presence in our key growth areas and provide strong shareholder value for years to come."

Second Quarter 2013 Adjusted EBITDA Highlights
Compared to the First Quarter 2013

•	SemGas increased by $3.8 million largely driven by a 29% increase in processing volumes in the Mississippi Lime play;

•
SemCAMS increased by $3.1 million primarily related to a $2.0 million increase in overhead revenue from the KA plant turnaround and approximately $1.0 million of higher capital fees from new well connects;

•	SemMaterials Mexico was higher by $3.1 million due to favorable margins and higher volumes; and

•	Crude Adjusted EBITDA declined by $1.3 million primarily related to a decrease in marketing margins from lower crude oil market conditions compared to strong first quarter 2013 results.

SemGroup reported revenues for second quarter 2013 of $324.2 million with net income attributable to SemGroup of $3.6 million, or $0.08 per diluted share, compared to revenues of $287.7 million with a net income attributable to SemGroup of $43.4 million, or $1.03 per diluted share, for the first quarter 2013. For the second quarter 2012, revenues totaled $331.8 million with net income of $5.1 million, or $0.12 per diluted share. Net income for the second quarter 2013 was down from the prior quarter primarily due to the absence of a $54 million income tax benefit realized in the first quarter 2013.

Dividend
The SemGroup board of directors declared a quarterly cash dividend to common shareholders of $0.20 per share, resulting in an annualized distribution of $0.80 per share. This represents a 5.3% increase from the initial quarterly dividend of $0.19. The company is targeting a 10% increase in dividends paid in 2013 and anticipates a double-digit annual dividend growth rate for the next three years. The dividend will be paid on August 30, 2013 to all common shareholders of record on August 19, 2013.

Exhibit 99.1

Recent Developments

•	August 1, 2013, closed acquisition of Mississippi Lime gas gathering and processing assets from Chesapeake Energy Corporation;

•
Rose Rock Midstream® executed a definitive agreement on August 1, 2013, to acquire transportation assets from Barcas Field Services. The proposed acquisition includes 114 trucks with operations in eight states in key production areas and a long-term take-or-pay customer transportation agreement;

•	August 6, 2013, increased ownership of NGL Energy Partners GP interest from 6.4% to 11.8%.

2013 Guidance
SemGroup reaffirms 2013 consolidated Adjusted EBITDA guidance of $165 million to $175 million, an increase of approximately 25% from the midpoint of guidance over 2012 results of $135 million. The company is increasing its 2013 capital expenditures for 2013 from $400 million to $850 million which includes capital related to the recently closed Mississippi Lime gas gathering and processing assets and several other recent acquisitions.
Earnings Conference Call
SemGroup will host a joint conference call with Rose Rock Midstream, L.P. (NYSE: RRMS) for investors tomorrow, August 9, 2013, at 11 a.m. EDT. The call can be accessed live over the telephone by dialing 877.359.3652, or for international callers, 720.545.0014. The pass code for the call is 10053658. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto SemGroup's Investor Relations website at ir.semgroupcorp.com. A replay of the webcast will also be available for a year following the call at ir.semgroupcorp.com on the Calendar of Events-Past Events page. The second quarter 2013 earnings slide deck will be posted under Presentations.

About SemGroup
Based in Tulsa, OK, SemGroup® Corporation (NYSE: SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.
SemGroup uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at ir.semgroupcorp.com, our Twitter account and LinkedIn account.
SemGroup®, Rose Rock Midstream®, SemGas®, SemMaterials MèxicoMR, SemStream® and White Cliffs Pipeline® are registered trademarks of SemGroup Corporation.
Non-GAAP Financial Measures
Adjusted EBITDA is not a generally accepted accounting principles (GAAP) measure and is not intended to be used in lieu of a GAAP presentation of net income/loss. Adjusted EBITDA is presented in this Press Release because SemGroup believes it provides additional information with respect to its performance. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. Although SemGroup presents selected items that it considers in evaluating its performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in SemGroup's operating results are also caused by changes in volumes, prices, exchange rates, mechanical interruptions and numerous other factors. These types of variances are not separately identified in this Press Release. Because all companies do not use identical calculations,

Exhibit 99.1

SemGroup's presentation of Adjusted EBITDA may be different from similarly titled measures of other companies, thereby diminishing its utility. Reconciliations of net income (loss) to Adjusted EBITDA for the periods presented are included in the tables at the end of this Press Release.
Non-GAPP Financial Data Reconciliations are available on SemGroup's website.
Forward-Looking Statements
Certain matters contained in this Press Release include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.
All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, our anticipated annual dividend growth rate, NGL Energy Partners LP (NYSE: NGL) anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, our ability to comply with the covenants contained in and maintain certain financial ratios required by our credit facilities; NGL's operations, which we do not control; the ability of our subsidiary, Rose Rock Midstream L.P. (NYSE: RRMS), to make minimum quarterly distributions; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; any sustained reduction in demand for the petroleum products we gather, transport, process and store; our ability to obtain new sources of supply of petroleum products; our failure to comply with new or existing environmental laws or regulations or cross border laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; changes in currency exchange rates; and the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies, as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.
Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
Contacts:
Investor Relations:
Mary Catherine Ward
918-524-8081
investor.relations@semgroupcorp.com

Media:
Kiley Roberson
918-524-8594
kroberson@semgroupcorp.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets	$740,023	$520,003
Property, plant and equipment, net	833,591	814,724
Goodwill and other intangible assets	16,727	17,469
Equity method investments	466,239	387,802
Other noncurrent assets, net	40,071	8,181
Total assets	$2,096,651	$1,748,179
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Current portion of long-term debt	$4,349	$24
Other current liabilities	378,399	374,320
Total current liabilities	382,748	374,344
Long-term debt, excluding current portion	466,549	206,062
Other noncurrent liabilities	145,249	146,245
Total liabilities	994,546	726,651
Total owners' equity	1,102,105	1,021,528
Total liabilities and owners' equity	$2,096,651	$1,748,179

Exhibit 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2013	2012	2013	2013	2012
Revenues	$324,244	$331,777	$287,696	$611,940	$643,808
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	212,709	219,936	212,369	425,078	461,457
Operating	69,682	82,389	40,771	110,453	120,380
General and administrative	16,898	16,561	17,037	33,935	36,391
Depreciation and amortization	12,814	11,882	12,636	25,450	23,607
(Gain) loss on disposal of long-lived assets, net	(376)	119	(162)	(538)	119
Total expenses	311,727	330,887	282,651	594,378	641,954
Earnings from equity method investments	14,861	12,289	17,345	32,206	19,787
Operating income	27,378	13,179	22,390	49,768	21,641
Other expenses, net	10,613	5,587	27,862	38,475	13,203
Income (loss) from continuing operations before income taxes	16,765	7,592	(5,472)	11,293	8,438
Income tax expense (benefit)	9,288	(92)	(54,006)	(44,718)	(1,104)
Income from continuing operations	7,477	7,684	48,534	56,011	9,542
Income (loss) from discontinued operations, net of income taxes (1)	35	(441)	32	67	(189)
Net income	7,512	7,243	48,566	56,078	9,353
Less: net income attributable to noncontrolling interests	3,943	2,096	5,143	9,065	5,579
Net income attributable to SemGroup Corporation	$3,569	$5,147	$43,423	$47,013	$3,774
Net income attributable to SemGroup Corporation	$3,569	$5,147	$43,423	$47,013	$3,774
Other comprehensive income (loss), net of income taxes	(5,354)	(9,897)	(5,058)	(10,412)	2,858
Comprehensive income (loss) attributable to SemGroup Corporation	$(1,785)	$(4,750)	$38,365	$36,601	$6,632
Net income per common share:
Basic	$0.08	$0.12	$1.03	$1.12	$0.09
Diluted	$0.08	$0.12	$1.03	$1.11	$0.09
Weighted average shares (thousands):
Basic	42,211	41,934	42,070	42,145	41,920
Diluted	42,526	42,133	42,346	42,424	42,096

(1)	SemStream Arizona was sold on December 31, 2012. Prior periods have been recast to reflect its results as discontinued operations.

Exhibit 99.1

Reconciliation of net income to Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2013	2012	2013	2013	2012
Net income	$7,512	$7,243	$48,566	$56,078	$9,353
Add: Interest expense	4,495	2,114	2,396	6,891	5,773
Add: Income tax (benefit) expense	9,288	(92)	(54,006)	(44,718)	(1,104)
Add: Depreciation and amortization expense	12,814	11,882	12,636	25,450	23,607
EBITDA	34,109	21,147	9,592	43,701	37,629
Selected Non-Cash Items and Other Items Impacting Comparability	9,526	9,119	25,911	35,437	20,748
Adjusted EBITDA	$43,635	$30,266	$35,503	$79,138	$58,377
Selected Non-Cash Items and
Other Items Impacting Comparability
(in thousands, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2013	2012	2013	2013	2012
(Gain) loss on disposal of long-lived assets, net	$(376)	$119	$(162)	$(538)	$119
(Income) loss from discontinued operations, net of income taxes (1)	(35)	441	(32)	(67)	189
Foreign currency transaction (gain) loss	(349)	(35)	(167)	(516)	2
Remove NGL equity earnings	(4,200)	(3,828)	(6,916)	(11,116)	(4,755)
NGL cash distribution	4,426	1,812	4,272	8,698	2,972
Employee severance expense	9	(27)	—	9	354
Unrealized (gain) loss on derivative activities	(827)	(24)	(468)	(1,295)	122
Change in fair value of warrants	6,398	3,552	25,796	32,194	7,539
Depreciation and amortization included within equity earnings of White Cliffs	2,404	2,543	2,405	4,809	5,084
Defense costs	—	2,899	—	—	5,899
Non-cash equity compensation	2,076	1,667	1,183	3,259	3,223
Selected Non-Cash Items and Other Items Impacting Comparability	$9,526	$9,119	$25,911	$35,437	$20,748

(1)	SemStream Arizona was sold on December 31, 2012. Prior periods have been recast to reflect its results as discontinued operations.

Exhibit 99.1

2013 Adjusted EBITDA Guidance
(in millions, unaudited)		Guidance(1)

	Low		High
Net income	$89.8		$93.3
Add: Interest expense	19.0		20.0
Add: Income tax benefit	(47.4)		(46.9)
Add: Depreciation and amortization	55.0		60.0
EBITDA	$116.4		$152.2
Selected Non-Cash Items and Other Items Impacting Comparability	48.6		48.6
Adjusted EBITDA	$165.0		$175.0

Selected Non-Cash Items and Other Items Impacting Comparability
Depreciation and amortization included within equity earnings		$10.1
Change in fair value of warrants		32.2
Non-cash equity compensation		6.3
Selected Non-Cash Items and Other Items Impacting Comparability		$48.6

(1) Guidance is on a cash basis for equity investments in NGL, includes fully consolidated Rose Rock Midstream and excludes recently closed and announced acquisitions.